                                                                    EXHIBIT 23.2

     We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of LaRoche Industries Inc. for the registration of $175 million of 9 1/2% Senior Subordinated Notes due 2007, Series B, and to the inclusion herein of our report dated April 30, 1997, with respect to the consolidated financial statements of LaRoche Industries Inc. and to the incorporation by reference herein of our report dated April 30, 1997, with respect to the consolidated financial statements and the financial statement schedule of LaRoche Industries Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 1997, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young


Atlanta, Georgia
October 31, 1997